Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JGWPT HOLDINGS INC.

Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware

JGWPT HOLDINGS INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.     The name of the Corporation is JGWPT Holdings Inc.  The name under which the Corporation was originally incorporated was Wentworth Financial Holdings Inc. and the original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on June 21, 2013.

2.     This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholder of the Corporation in accordance with Section 228, Section 242 and Section 245 of the DGCL.

3.     This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4.     The text of the Certificate of Incorporation is restated in its entirety as follows:

FIRST:  The name of the Corporation is JGWPT Holdings Inc. (hereinafter the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904.  The name of its registered agent at that address is National Registered Agents, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as set forth in Title 8 of the Delaware Code.

FOURTH:  (1)  Authorized Capital Stock.  The total number of shares of stock that the Corporation shall have authority to issue is 1,600,000,000, of which the Corporation shall have authority to issue 500,000,000 shares of Class A Common Stock, each having a par value of one thousandth of a penny ($0.00001) per share (the “Class A Common Stock”); 500,000,000 shares of Class B Common Stock, each having a par value of one thousandth of a penny ($0.00001) per share (the “Class B Common Stock”); 500,000,000 shares of Class C Common Stock, each having a par value of one thousandth of a penny ($0.00001) per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and 100,000,000 shares of Preferred Stock, each having a par value of one thousandth of a penny ($0.00001) per share (the “Preferred Stock”).

(2)  Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are as follows:

(a)  Voting Rights.  Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:

(i)  Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(ii)  Each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder.  The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(iii)  The holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote.

(iv)  The holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Amended and Restated Certificate of Incorporation that increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

(v)  The holders of Class C Common Stock shall not be entitled to vote on any matter, except that the holders of Class C Common Stock shall be entitled to vote separately as a class with respect to amendments to this Amended and Restated Certificate of Incorporation that increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

(b)  Dividends.  Subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock and Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.  If the Corporation shall have received a distribution other than a “Tax Distribution” (as such term is defined in the Amended and Restated Limited Liability Company Agreement of JGWPT Holdings, LLC, a Delaware limited liability company (“JGWPT Holdings LLC”), dated as of November 13, 2013 (as amended from time to time, the “JGWPT Holdings LLC Agreement”)), the Board of Directors shall declare, and the Corporation shall pay, a dividend to holders of shares of Class A Common Stock and Class C Common Stock in an aggregate amount equal to the distribution so received from JGWPT Holdings LLC (net of any costs or expenses, if applicable), subject only to applicable law.  Dividends consisting of shares of Class A Common Stock or Class C Common Stock may be paid only to holders of shares of Class A Common Stock or Class C Common Stock, respectively, and only proportionally with respect to each outstanding share of Class A Common Stock or Class C Common Stock.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation, holders of shares of Class B Common Stock shall not be entitled to receive any such dividends and other distributions.

(c)  Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of any holders of Preferred Stock that may then be outstanding, the holders of shares of Class B Common Stock shall be entitled to receive an amount per share of Class B Common Stock equal to the par value thereof, following which the holders of shares of Class A Common Stock and Class C Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution, ratably in proportion to the number of shares held by them.

(d)  Reclassification. The Class A Common Stock, the Class B Common Stock and the Class C Common Stock may not be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other classes of Common Stock and the JGWPT Holdings LLC Common Interests (as defined below) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.  Pursuant to the JGWPT Holdings LLC Agreement, the JGWPT Holdings LLC Common Interests may not be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e)  Exchange and Redemption.  The holder of each limited liability company interest of JGWPT Holdings LLC designated as a “Common Interest” (a “JGWPT Holdings LLC Common Interest”) other than JGWPT Holdings LLC Common Interests held by the Corporation shall, pursuant to the JGWPT Holdings LLC Agreement, have the right to exchange such JGWPT Holdings LLC Common Interest for one fully paid and nonassessable share of Class A Common Stock (or, in the case of any holder of Non-Voting Common Interests (as such term is defined in the JGWPT Holdings LLC Agreement), one fully paid and nonassessable share of Class C Common Stock), or, at the election of the Corporation, cash in an amount equal to the fair market value of one fully paid and nonassessable share of Class A Common Stock, on and subject to the terms and conditions set forth hereunder and in the JGWPT Holdings LLC Agreement.

(i)  Any holder of JGWPT Holdings LLC Common Interests who wishes to exercise the exchange privilege under the JGWPT Holdings LLC Agreement (other than with respect to Non-Voting Common Interests) shall present and surrender, or cause to be presented and surrendered, to JGWPT Holdings LLC, for further surrender and presentation to the Corporation, the certificate or certificates representing the number of shares of Class B Common Stock that corresponds to such JGWPT Holdings LLC Common Interests surrendered for exchange during the Corporation’s normal business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock.  If so required by the Corporation, any certificate for shares surrendered for redemption and cancellation shall be accompanied by instruments of transfer, in form and substance reasonably satisfactory to the Corporation, duly executed by the holder of such shares or his, her or its duly authorized representative.  Each redemption and cancellation of shares of Class B Common Stock shall be deemed to have been effected on the date on which the certificate or certificates representing such shares shall have been surrendered and any required instruments of transfer shall have been received as aforesaid.

(ii)  As promptly as practicable after the presentation and surrender for redemption and cancellation, as herein provided, of any certificate for shares of Class B Common Stock, the Corporation shall redeem such shares in cash (to the extent the Corporation shall have funds legally available for such payment) at a redemption value equal to the par value of the shares surrendered for redemption.  In case any certificate for shares of Class B Common Stock shall be surrendered for redemption and cancellation of a part only of the shares represented thereby, the Corporation shall deliver at such office or agency of the Corporation maintained for the transfer of Class B Common Stock, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate that are not being redeemed.

(iii)  If the Corporation has insufficient funds legally available on the redemption date to redeem shares of Class B Common Stock, the Corporation shall accept any and all shares properly surrendered for exchange and shall hold such shares of Class B Common Stock in trust until the Corporation has sufficient funds legally available for payment of the redemption price for such shares, and the shares of Class B Common Stock so surrendered and so held in trust shall be cancelled only upon payment of the redemption price for such shares of Class B Common Stock.  Notwithstanding the foregoing, shares of Class B Common Stock so surrendered and so held in trust shall be deemed to have been redeemed and cancelled for purposes of the JGWPT Holdings LLC Agreement, and the tendering holder of such shares shall have no voting rights with respect to such shares.

(iv)  In connection with such exercise of the exchange privilege under the JGWPT Holdings LLC Agreement, the Corporation shall (unless the Corporation has elected in accordance with the terms and provisions of the JGWPT Holdings LLC Agreement to pay cash in lieu of shares of Class A Common Stock or Class C Common Stock) issue to JGWPT Holdings LLC a number of shares of Class A Common Stock or Class C Common Stock, as applicable, as requested by JGWPT Holdings LLC in exchange for an equal number of JGWPT Holdings LLC Common Interests (including Non-Voting Common Interests, in the case of an exchange for shares of Class C Common Stock), provided that the aggregate  number of shares of Class A Common Stock and Class C Common Stock so issued shall not exceed the number of JGWPT Holdings LLC Common Interests (including non-Voting Common Interests, in the case of an exchange for shares of Class C Common Stock) surrendered to JGWPT Holdings LLC by the exchanging JGWPT Holdings LLC member.

(v)  If at any time Restricted Common Interests (as defined in the JGWPT Holdings LLC Agreement) are forfeited and accordingly deemed by JGWPT Holdings LLC to have been cancelled pursuant to the JGWPT Holdings LLC Agreement, the shares of Class B Common Stock corresponding to such forfeited Restricted Common Interests shall automatically be redeemed and cancelled by the Corporation.

(vi)  All shares of Class B Common Stock that shall have been surrendered for redemption and cancellation as herein provided shall be deemed to be retired and may be reissued only in connection with future issuances, if any, of JGWPT Holdings Common Interests, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

(vii)  Such number of shares of Class A Common Stock and Class C Common Stock as may from time to time be required for exchange pursuant to the terms of the JGWPT Holdings LLC Agreement shall be reserved for issuance upon exchange of outstanding JGWPT Holdings LLC Common Interests (including Non-Voting Common Interests,  in the case of an exchange for shares of Class C Common Stock).

(f)  Transfers.

(i)  No holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any Person unless such holder transfers an equal number of JGWPT Holdings LLC Common Interests (subject to any restrictions contained in the JGWPT Holdings LLC Agreement), and, if a holder of shares of Class B Common Stock transfers JGWPT Holdings LLC Common Interests, such holder must transfer an equal number of shares of Class B Common Stock to the same Person.  The term “Person” means both natural persons and legal entities.

(ii)  Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be null and void.  The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is permitted to hold such shares of Class B Common Stock under the terms hereof and under the JGWPT Holdings LLC Agreement.

(iii)  Any holder of shares of Class C Common Stock may at any time convert all or any portion of its Class C Common Stock into an equal number of shares of Class A Common Stock.

(g)  No Preemptive or Subscription Rights.  No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(3)  Preferred Stock.  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(4)  Power to Sell and Purchase Shares.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law; provided, however, that the Corporation shall only be permitted to issue and sell shares of (a) Class A Common Stock and Class C Common Stock to the extent such issuance and sale complies with the JGWPT Holdings LLC Agreement and (b) Class B Common Stock in connection with the issuance by JGWPT Holdings LLC of JGWPT Holdings LLC Common Interests in connection with any new capital raises, reclassifications, interest splits or exchanges, distributions, mergers or other business combinations, or recapitalizations.  In furtherance of the foregoing, each time JGWPT Holdings LLC shall issue JGWPT Holdings LLC Common Interests (other than Non-Voting Common Interests) in connection with any new capital raises, reclassifications, interest splits or exchanges, distributions, mergers or other business combinations, or recapitalizations, the Corporation shall issue and sell to the holder of such JGWPT Holdings LLC Common Interests an equal number of shares of Class B Common Stock at a purchase price equal to the par value of such shares, subject only to the payment of the applicable purchase price therefor by the holder thereof.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.  In the event that the Corporation determines to repurchase any shares of Class A Common Stock or Class C Common Stock, the Corporation shall, as the managing member of JGWPT Holdings LLC, cause JGWPT Holdings LLC to repurchase from the Corporation an equal number of JGWPT Holdings LLC Common Interests, and the proceeds received by the Corporation from JGWPT Holdings LLC in such repurchase shall be used by the Corporation to fund the Corporation’s repurchase of shares of Class A Common Stock or Class C Common Stock.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

(1)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation.

(3)  The Board of Directors shall consist of not less than three nor more than eleven members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority in voting power of the Board of Directors.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)  Pursuant to that certain Director Designation Agreement, to be entered into as of November 14, 2013 (the “Director Designation Agreement”), by and between the JLL Holders (as defined in the Director Designation Agreement) and the Corporation, JLL (as defined in the Director Designation Agreement) has the right to designate a specified number of designees for election to the Board of Directors, as set forth therein. Each director designated by JLL shall be entitled to cast two (2) votes on each matter presented to the Board of Directors, as permitted under Section 141(d) of the DGCL; provided, however, that each such director shall be entitled to cast only one (1) vote on each matter presented to the Board of Directors from and after the earlier to occur of (a) such time as the Corporation ceases to be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”) (or, if the Corporation’s securities are not then listed for trading on the NYSE, the applicable corporate governance standards of such other exchange on which the Corporation’s securities are then listed for trading) or (b) such time as JLL ceases to hold, in the aggregate, at least 934,488 JGWPT Holdings LLC Common Interests (or the corresponding securities of any successor thereto) or at least 20% of the aggregate number of JGWPT Holdings LLC Common Interests (or the corresponding securities of any successor thereto) then held by members of JGWPT Holdings LLC who were members of JGWPT Holdings LLC (or its predecessor by the same name) on July 12, 2011.  With respect to all other directors of the Corporation, each such director shall be entitled to cast one (1) vote on each matter presented to the Board of Directors.

(5)  The directors shall be divided into three (3) classes, designated Class I, Class II, and Class III.  Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors, with two classes each having one director designated by JLL and one class having two directors designated by JLL.  The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority in voting power of the Board of Directors.  The term of the initial Class I directors shall terminate on the date of the 2014 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2015 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2016 annual meeting.  At each succeeding annual meeting of stockholders beginning in 2014, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of three (3) years by a plurality of the votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at such annual meeting and entitled to vote thereon.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain as nearly equal as possible the number of votes to be cast by the directors in each class, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(6)  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.  Any director may resign at any time in accordance with the By-Laws.

(7)  Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority in voting power of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority in voting power of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.  Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.  Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66.67% voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by the terms of such class or series of Preferred Stock.

(8)  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this Clause (8) of Article FIFTH shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(9)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.

(10)  For so long as PGHI Corp. or its assignee, as applicable, is entitled to designate one member of the Board of Directors of the Corporation pursuant to the terms of the Voting Agreement, the Corporation shall not, and shall not permit any of its controlled affiliates to, acquire more than a 4.9% interest in any insured depository institution, bank holding company or savings and loan holding company without the prior approval of a majority of the Board of Directors, including the affirmative vote of the director designated by PGHI Corp. or its assignee(s), as applicable.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH:  Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called either (i) by the Chairman of the Board of Directors, if there be one, or (ii) by the Chief Executive Officer of the Corporation at the request in writing of (a) directors constituting a majority of the voting power of the entire Board of Directors or (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings.  The ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied.

EIGHTH:  Until such time as JLL ceases to hold shares of Class A Common Stock and Class B Common Stock entitling them to exercise at least a majority of the combined voting power of the Class A Common Stock and Class B Common Stock issued and outstanding, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Corporation’s By-Laws.  From and after the time that  JLL ceases to hold at least a majority of the combined voting power of the Class A Common Stock and Class B Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual or Special Meeting of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action shall be specifically denied.

NINTH:  (1) Certain Acknowledgments. In recognition and anticipation that: (i) partners, principals, directors, officers, members, managers and/or employees of JLL Partners, Inc., JGW Holdco, LLC, JLL JGW Distribution, LLC, various investment funds managed by BlackRock Financial Management, DLJ Merchant Banking Partners IV, L.P., PGHI Corp. and their respective affiliates and investment funds (collectively, the “Corporate Opportunity Entities”) may serve as directors and/or officers of the Corporation, (ii) the Corporate Opportunity Entities may engage in the same or similar activities or related lines of business as those in which the Corporation or its subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (iii) the Corporation and its subsidiaries may engage in material business transactions with the Corporate Opportunity Entities and that the Corporation and its subsidiaries are expected to benefit therefrom, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Corporate Opportunity Entities and their partners, principals, directors, officers, members, managers and/or employees and the powers, rights, duties and liabilities of the Corporation, the Corporation’s subsidiaries and their respective officers, directors, members, managers and stockholders in connection therewith.

(2) Competition and Corporate Opportunities.  The Corporate Opportunity Entities shall not have any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation or its subsidiaries.  In the event that any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall, except as otherwise provided in paragraph (3) below, have any expectancy in such corporate opportunity and the Corporate Opportunity Entity shall not have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another Person.

(3)  Allocation of Corporate Opportunities.  In the event that a director of the Corporation or any of its subsidiaries who is also a partner, principal, director, officer, member, manager and/or employee of a Corporate Opportunity Entity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or any of its subsidiaries and any Corporate Opportunity Entity, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity.  In the event that any other director of the Corporation or any of its subsidiaries acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity unless such potential transaction or matter was presented to such director expressly in his or her capacity as such.

(4)  Certain Matters Deemed Not Corporate Opportunities.  In addition to and notwithstanding the foregoing provisions of this Article NINTH, a corporate opportunity shall not be deemed to belong to the Corporation or any of its subsidiaries if it is a business opportunity that the Corporation and its subsidiaries are not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of business of the Corporation and its subsidiaries or is of no practical advantage to the Corporation and its subsidiaries or is one in which the Corporation and its subsidiaries have no interest or reasonable expectancy.

(5)  Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

(6)  Termination of this Article. This Article NINTH shall terminate automatically and become void, without any further action by the Corporation, at such time as the Corporate Opportunity Entities collectively own less than 15% in the aggregate of the combined voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

TENTH:  The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

ELEVENTH:  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his heirs, executors, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article ELEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article ELEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right that any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors, pursuant to the direction (howsoever embodied) of any court of competent jurisdiction, or otherwise.

Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee, or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TWELFTH: The affirmative vote of at least a majority in voting power of the entire Board of Directors shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s By-Laws.  The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 66.67% of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation.  Notwithstanding the foregoing or anything contained in this Amended and Restated Certificate of Incorporation or the By-Laws to the contrary, any provision in the By-laws that requires for any action more than the affirmative vote of the holders of at least 66.67% of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation may only be amended or repealed by a vote equal to the vote called for in such provision.

THIRTEENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware.  Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.   Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

FOURTEENTH:  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of (i) at least 66.67 % of the combined voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change, or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH, or NINTH of this Amended and Restated Certificate of Incorporation and (ii) at least 85% of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change, or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Article ELEVENTH or this Article FOURTEENTH.

FIFTEENTH:  If any provision in this Amended and Restated Certificate of Incorporation is determined to be invalid, void, illegal, or unenforceable, the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired, or invalidated.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf this 13th day of November, 2013.

JGWPT HOLDINGS INC.

By:	/s/ David Miller
Name:	David Miller
Title:	Chief Executive Officer